Exhibit 2

                                     REGENT
                                   BANCSHARES
                                      CORP

                                  PRESS RELEASE

                  * FOR RELEASE AT 9:30 A.M. JANUARY 15, 1997 *

                 REGENT AND CARNEGIE TERMINATE MERGER AGREEMENT

PHILADELPHIA, PA. JANUARY 15, 1997: Regent Bancshares Corp. (NASDAQ symbol -
RBNK), and Carnegie Bancorp (NASDAQ symbol CBNJ), today announced the mutual termination of the Amended and Restated Agreement and Plan of Merger that had provided for the merger of RBNK into CBNJ and the concurrent merger of each company's respective subsidiary banks.

David W. Ring, Chairman of Regent and Thomas L. Gray, Jr., President of Carnegie stated that both institutions had shifted their respective strategic focus during the very extended period of the merger agreement. However, Messrs. Ring and Gray stated that both institutions continue to participate with each other in mutually advantageous lending arrangements.

David Ring also announced that Regent Bancshares Corp. had retained the investment banking firm of Keefe, Bruyette & Woods, Inc. of New York to assist the Regent Board of Directors in their evaluation of strategic alternatives.



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                        For further information, contact:

       John J. Lyons, President of Regent National Bank at (215) 546-6500
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